EXHIBIT 10.36

INVESTMENT AGREEMENT

This Investment Agreement dated as of December 28, 2004 by and between DIASYS CORPORATION, a Delaware corporation with a principal place of business at 81 West Main Street, Waterbury, Connecticut 06702 (the "Company"), and JOHN WINFIELD, an individual residing at 800 Moraga Drive, Los Angeles, California (the "Investor").

1.           Purchase of Units. Subject to the terms and conditions contained in this Agreement, the Investor agrees to purchase, and the Company agrees to sell, One Million Two Hundred Fifty Thousand units (the "Units"), each consisting of: (i) one share of the Common Stock, $.001 par value ("Common Stock") of the Company, and (ii) one Common Stock Purchase Warrant (the "Warrant") entitling the holder to purchase one share of Common Stock at Fifty Cents ($.50) per share at any time prior to third anniversary of the date hereof, such Warrant to be in the form of Exhibit A attached hereto.

2.           Purchase Price. The Purchase Price for the Units shall be forty cents ($.40) per Unit, for an aggregate purchase price of Five Hundred Thousand Dollars ($500,000). The Purchase Price shall be paid by wire transfer of Federal funds on or before 2:00 P.M. Eastern Time on Thursday, December 30, 2004 to the account of the Company as follows:

LaSalle Bank, N.A. 135 South LaSalle Street Chicago, IL 60603 ABA # 071-000 505

DiaSys Corporation Acct # 5800693011

3.           Unregistered Securities. The Investor understands that Units, the Common Stock, the Warrants and the shares of Common Stock issuable upon exercise of the Warrants (collectively, the "Securities") are suitable only for sophisticated investors and are being offered and sold under the exemption provided under Sections 4(2) and 4(6) of the Securities Act of 1933, as amended (the "Securities Act"), and Rule 506 promulgated thereunder and similar state securities law exemptions for private offerings. The Investor makes the following representations, declarations and warranties with the intent that the same be relied upon in determining his suitability as a shareholder in the Company:

(a)	The Investor is an accredited investor, as that term is defined in Rule 501(a) under the Securities Act, in that he is a natural person and either (i) his individual net worth and that of his spouse on the date hereof exceeds $1,000,000 or (ii) he had an individual income in excess of $200,000 in each of the two most recent years or joint income with his spouse in excess of $300,000 in each of those years and he has a reasonable expectation of reaching the same income level in the current year.

(b)	He understands: (i) that the Securities have not been registered under the Securities Act, nor pursuant to the provisions of the securities or other laws of any other applicable jurisdictions in reliance on exemptions for private offerings contained in Section 4(2) and 4(6) of the Securities Act, Rule 506 promulgated thereunder and in the laws of such jurisdictions; and (ii) that the Securities are to be issued in reliance upon such exemptions based upon his representations, warranties and agreements set forth herein.

(c)	The Investor agrees that the Securities may not be resold pledged or otherwise transferred unless they are registered under such securities laws or unless exemptions from applicable registration requirements are available and that the certificate evidencing his Securities will bear a legend to such effect.

4.           Governing Law. This Agreement and all transactions, assignments and transfers hereunder and thereunder, and all the rights of the parties, shall be governed as to validity, construction, enforcement and in all other respects by the laws of the State of Connecticut.

              IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

COMPANY: DIASYS CORPORATION

By: S/ GREGORY WITCHEL Gregory Witchel Chief Executive Officer

INVESTOR:

S/ JOHN WINFIELD John Winfield